UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 2, 2021
NuStar Energy L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19003 IH-10 West
San Antonio, Texas 78257
(Address of principal executive offices)
(210) 918-2000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units	NS	New York Stock Exchange
Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprA	New York Stock Exchange
Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprB	New York Stock Exchange
Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2021, the Board of Directors (the “Board”) of NuStar GP, LLC (the “Company”), the general partner of the general partner of NuStar Energy L.P. (the “Partnership”), increased the size of the Board to eleven members, and the Board selected Ed Grier and Martin Salinas, Jr. to serve as members of the Board of the Company, pursuant to the recommendation of the Nominating/Governance & Conflicts Committee. There are no arrangements between Mr. Grier or Mr. Salinas and any other person pursuant to which Mr. Grier or Mr. Salinas were selected as a director.

In connection with the new appointments, James F. Clingman, Jr. announced his decision to retire from the Board, effective October 27, 2021. Mr. Clingman serves on the Compensation Committee of the Board. Mr. Clingman’s decision to retire from the Board effective October 27, 2021 is not due to any disagreement with the Company or the Partnership relating to the operations, practices or policies of the Partnership.

Mr. Grier has been designated as a Group I director, serving an initial term until the Partnership’s 2022 annual meeting of unitholders, and has been appointed as a member of the Nominating/Governance & Conflicts Committee of the Board. Mr. Salinas has been designated as a Group II director, serving an initial term until the Partnership’s 2023 annual meeting of unitholders, and has been appointed as a member of the Audit Committee of the Board.

Mr. Grier, 66, has served as the Dean of the Leavey School of Business at Santa Clara University in California since July 2021. From March 2010 to June 2021, he served as the Dean of the Virginia Commonwealth University (“VCU”) School of Business. Prior to joining VCU, Mr. Grier spent approximately 29 years with the Walt Disney Company beginning in 1981, serving as the President of the Disneyland Resort from 2006 until 2010. Mr. Grier held various other senior financial and operational roles during his career with Disney. Mr. Grier has served as a director of both Witt/Kiefer (an executive search firm) and Capital Senior Living Corporation since 2016. Previously, he served as a director of NVR, Inc. from 2013 to 2020.

Mr. Salinas, 49, served as Chief Executive Officer of Phase 4 Energy Partners from October 2015 to December 2017 and as Chief Financial Officer of Energy Transfer Partners, L.P. from June 2008 through April 2015. He joined Energy Transfer Partners, L.P. in 2004 and served as Controller and Vice President of Finance until being appointed as Chief Financial Officer in 2008. In addition to serving as Chief Financial Officer for Energy Transfer Partners, L.P. Mr. Salinas also served as Sunoco Logistics, L.P.’s Chief Financial Officer and a member of the Board of Directors from October 2012 to April 2015 and as a member of the Board of Directors for Sunoco Partners, L.P. from March 2014 until April 2015. Prior to joining Energy Transfer Partners, L.P., Mr. Salinas worked at KPMG, LLP from September 1994 through August 2004, serving audit clients primarily in the Oil and Gas industry. He has served as a director of Green Plains Partners LP since July 2018 and served as a director of Noble Midstream Partners LP from October 2016 until it was acquired in May 2021.

As non-employee directors, Mr. Grier or Mr. Salinas will receive the Company’s standard non-employee director compensation, as more fully described in the Partnership’s Proxy Statement. Neither Mr. Grier nor Mr. Salinas is a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K filed with the Securities and Exchange Commission on March 11, 2021.

Item 9.01    Exhibits.

(d)    Exhibits.

Exhibit Number	EXHIBIT

Exhibit 104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTAR ENERGY L.P.

	By:	Riverwalk Logistics, L.P.
its general partner

		By:	NuStar GP, LLC
its general partner

Date: September 2, 2021			By:	/s/ Amy L. Perry
			Name:	Amy L. Perry
			Title:	Executive Vice President-Strategic Development and General Counsel